Exhibit 10.5

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of October 9, 2018, by and between IPX Walsh Bowers Investors, L.P., a Delaware limited partnership (“Landlord”), and MIRADRY, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to DWF III Walsh Bowers, LLC, a Delaware limited liability company) and Tenant (formerly known as Miramar Technologies, Inc., a Delaware corporation, which was formerly known as Miramar Labs, Inc., a Delaware corporation) are parties to that certain Lease, dated December 16, 2013 (the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 29,256 rentable square feet described as 2790 Walsh Avenue (the “Premises”) in the building located at 2845 and 2855 Bowers Avenue and 2790 Walsh Avenue, Santa Clara, California (the “Building”).

B.	The Lease by its terms shall expire on May 31, 2019 (“Prior Termination Date”), and the parties desire to extend the Lease Term, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.

Extension.  The Lease Term is hereby extended for a period of sixty-two (62) months and shall expire on July 31, 2024 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease.  That portion of the Lease Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

2.	Base Monthly Rent. As of the Extension Date, the schedule of Base Monthly Rent payable with respect to the Premises during the Extended Term is the following:

Period	Base Monthly Rent
6/1/19 – 5/31/20	$73,140.00
6/1/20 – 5/31/21	$75,334.20
6/1/21 – 5/31/22	$77,594.23
6/1/22 – 5/31/23	$79,922.06
6/1/23 – 5/31/24	$82,319.72
6/1/24 – 7/31/24	$84,789.31

All such Base Monthly Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.  Notwithstanding anything in the Lease to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Base Monthly Rent with respect to the Premises in the amount of $73,140.00 per month for the months of June and July, 2019.  The maximum total amount of Base Monthly Rent abated with respect to the Premises in accordance with the foregoing shall equal $146,280.00 (the “Abated Base Monthly Rent”). If Tenant defaults under the Lease, as amended hereby, at any time during the Extended Term (as the same may be further extended) and fails to cure such default within any applicable cure period under the Lease, as amended hereby, then all Abated Base Monthly Rent shall immediately become due and payable.  Only Base Monthly Rent shall be abated pursuant to this Section, as more particularly described herein, and Tenant Share of Operating Expenses and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

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3.

Letter of Credit.  Landlord is currently holding a Letter of Credit in the amount of $295,067.00 pursuant to Section 3.6 of the Lease.  Notwithstanding anything to the contrary set forth in the Lease, concurrent with Tenant’s execution and delivery of this Amendment, Tenant shall deliver to Landlord an amendment to the existing Letter of Credit (the “Amended LOC”) currently held by Landlord under the Lease, which amendment shall be in form and substance reasonably satisfactory to Landlord, amending the final expiration date of the Letter of Credit to be not earlier than September 30, 2024.  Notwithstanding the foregoing or anything to the contrary contained in the Lease, (i) if Tenant does not deliver the Amended LOC, at Landlord’s option, exercised by written notice to Tenant, this Amendment may be cancelled and of no further force or effect and, if so cancelled, all the provisions of the Lease shall be in effect retroactive to the date of this Amendment as if this Amendment were not signed; (ii) Tenant shall ensure that the Letter of Credit shall remain in effect at all times prior to the delivery of the Amended LOC; and (iii) in the event that at any time the financial institution which issued the Letter of Credit or Amended LOC held by Landlord is declared insolvent by the FDIC or is closed for any reason, Tenant must immediately provide a substitute Letter of Credit that satisfies the requirements of the Lease, as amended hereby, from a financial institution acceptable to Landlord, in Landlord’s sole discretion.

4.

Additional Rent.  For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant shall pay all Additional Rent payable under the Lease, including Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease, as amended hereby.

5.	Improvements to Premises.
5.1

Condition of Premises.  Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

5.2

Responsibility for Improvements to Premises.  Tenant may perform improvements to the Premises in accordance with the Exhibit A attached hereto and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit A.

6.

Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1	Landlord’s Address. Landlord’s Address set forth in Section Q of the Summary of the Lease is hereby deleted in its entirety and replaced by the following:

IPX Walsh Bowers Investor, L.P.

1801 Century Park East, Suite 1240

Los Angeles, CA 90067

Attn:  Asset Manager

With a copy to:

IPX Walsh Bowers Investors, L.P.

Ellis Preserve

3843 West Chester Pike

Newtown Square, PA 19073

Attn:  General Counsel

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6.2	Deletion. Exhibit E (Option to Extend) of the Lease is hereby deleted in its entirety and is of no further force and effect.
6.3

Monument Sign.  Tenant may remove the existing monument sign at the Building, at Tenant’s sole cost and expense, and install a new non-exclusive monument sign (the “Monument Sign”) in a mutually agreeable location at the Project.  Notwithstanding the foregoing, Tenant and its contractors shall not have the right to construct the new Monument Sign unless and until Tenant has complied with all of the terms and conditions of Article 5 of the Lease, including, without limitation, approval by Landlord of the final plans for the Monument Sign and the contractors to be retained by Tenant to perform such construction.  The location, design, size and color of the Monument Sign and the manner the Monument Sign is installed at the Project, as well as the location, design, size and color of the signage with Tenant’s name to be included on the Monument Sign and the manner in which it is attached to the Monument Sign, shall be subject to the approval of Landlord and shall be in compliance with all applicable Laws.  Upon installation, the Monument Sign shall become the property of Landlord, without compensation to Tenant, and Landlord shall have the right to install the names of other tenants of the Project on the Monument Sign without compensation to Tenant.  Although the Monument Sign will be maintained by Landlord, Tenant shall pay its pro rata share of the cost of any maintenance or repair associated with the Monument Sign and such amount shall constitute Additional Rent.  Notwithstanding the foregoing, Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant’s signage on the Monument Sign, which shall be maintained in a manner reasonably satisfactory to Landlord.  Upon expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises, or if Tenant leases and occupies less than 75% of the rentable square footage of the Premises, Landlord, at Tenant’s cost, payable as Additional Rent within 30 days after demand therefor, shall have the right, at Tenant’s sole cost, to remove Tenant’s signage from the Monument Sign and restore the Monument Sign to the condition it was in prior to installation of Tenant’s signage thereon, ordinary wear and tear excepted.

6.4

Tenant Entity Status.  Tenant shall promptly and with due diligence, at its sole cost and expense, amend all certifications to do business and be in good standing filed with the Secretary of State of the State of California to reflect Tenant’s name change from “Miramar Labs, Inc.” to “miraDry, Inc.”.  Tenant shall promptly provide Landlord with all such filings, together with any other supporting documentation reasonably required by Landlord (the “Certifications”).  In the event Tenant fails to deliver the Certifications to Landlord within sixty (60) days following the date of this Amendment, Tenant’s failure to do so shall in no way affect the validity of the Lease or Tenant’s liability pursuant to the Lease, and Tenant acknowledges and agrees and hereby appoints any employee or agent of Tenant located in the State of California, including at the Premises, as agent for service of process for purposes of the Lease, and Tenant further acknowledges that Landlord may, for legal purposes, serve process on any such person at the Premises to satisfy the requirements for service of process as required by law.

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7.Miscellaneous.

7.1

This Amendment, including Exhibit A (Tenant Alterations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

7.2

Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.  In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.  The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.3

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.4

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Kidder Mathews.  Tenant agrees to indemnify and hold Landlord and the Landlord Agents harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment.

7.5

Tenant shall not bring upon the Premises or any portion of the Project or use the Premises or permit the Premises or any portion thereof to be used for the growing, manufacturing, administration, distribution (including without limitation, any retail sales), possession, use or consumption of any cannabis, marijuana or cannabinoid product or compound, regardless of the legality or illegality of the same.

7.6

Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.  Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App.  § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Extended Term, an Event of Tenant’s Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

7.7

Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises have not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.  Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine

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whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder (the “Inspection”), such Inspection shall be (a) performed at Tenant’s sole cost and expense, (b) limited to the Premises and (c) performed by a CASp who has been approved or designated by Landlord prior to the Inspection.  Any Inspection must be performed in a manner which minimizes the disruption of business activities in the Building, and at a time reasonably approved by Landlord.  Landlord reserves the right to be present during the Inspection.  Tenant agrees to: (i) promptly provide to Landlord a copy of the report or certification prepared by the CASp inspector upon request (the “Report”), (ii) keep the information contained in the Report confidential, except to the extent required by Law, or to the extent disclosure is needed in order to complete any necessary modifications or improvements required to comply with all applicable accessibility standards under state or federal Law, as well as any other repairs, upgrades, improvements, modifications or alterations required by the Report or that may be otherwise required to comply with applicable Laws or accessibility requirements  (the “Access Improvements”).  Tenant shall be solely responsible for the cost of Access Improvements to the Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such Inspection as required by Law, which Access Improvements may, at Landlord’s option, be performed in whole or in part by Landlord at Tenant’s expense, payable as Additional Rent within ten (10) days following Landlord’s demand.

7.8

Tenant hereby represents, warrants and agrees that: (i) it is acting on its own behalf and that it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”; each of the foregoing hereinafter referred to collectively as a “Plan”); (ii) its assets do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101; and (iii) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”.

7.9

Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building.  The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damage.

[Signature Page Follows]

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IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:		TENANT:

IPX WALSH BOWERS INVESTORS, L.P., a Delaware limited partnership		MIRADRY, INC., a Delaware corporation

By:	/s/ Joseph I. Neverauskas	By:	/s/ Charles Huiner

Name:	Joseph I. Neverauskas	Name:	Charles Huiner
Title:	Senor Vice President	Title:	President & CEO
Dated:	October 18, 2018	Dated:	October 12, 2018

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EXHIBIT A – TENANT ALTERATIONS

attached to and made a part of the Amendment dated as of October 9, 2018,

between IPX Walsh Bowers Investors, L.P., a Delaware limited partnership, as Landlord and MIRADRY, INC., a Delaware corporation, as Tenant

1.Tenant, following the full and final execution and delivery of the Amendment to which this Exhibit A is attached and the Amended LOC required under the Amendment, shall have the right to perform alterations and improvements in the Premises (the “Tenant Alterations”).  Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Tenant Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Section 5.2 of the Lease, including, without limitation, approval by Landlord of the final plans for the Tenant Alterations and the contractors to be retained by Tenant to perform such Tenant Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.  In addition to the foregoing, Tenant shall be solely liable for all costs and expenses associated with or otherwise caused by Tenant’s performance and installment of the Tenant Alterations (including, without limitation, any legal compliance requirements arising outside of the Premises).  Landlord’s approval of the contractors to perform the Tenant Alterations shall not be unreasonably withheld.  The parties agree that Landlord’s approval of the general contractor to perform the Tenant Alterations shall not be considered to be unreasonably withheld if any such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required pursuant to the terms of the Lease, (c) does not have the ability to be bonded for the work in an amount of no less than one hundred fifty percent (150%) of the total estimated cost of the Tenant Alterations, (d) does not provide current financial statements reasonably acceptable to Landlord, or (e) is not licensed as a contractor in the state/municipality in which the Premises is located.  Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

2.Provided Tenant is not in default, Landlord agrees to contribute the sum of $219,420.00 (i.e., a sum equal to $7.50 per rentable square foot of the Premises) (the “Allowance”) toward the cost of performing the Tenant Alterations The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Tenant Alterations and for hard costs in connection with the Tenant Alterations.  The Allowance shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performed the Tenant Alterations, within thirty (30) days following receipt by Landlord of (a) receipted bills covering all labor and materials expended and used in the Tenant Alterations; (b) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (c) full and final waivers of lien; (d) as-built plans of the Tenant Alterations; and (e) the certification of Tenant and its architect that the Tenant Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances.  The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above.  Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

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3.In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant.  If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit A by November 30, 2019, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith.  Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Alterations and/or Allowance. Landlord shall be entitled to deduct from the Allowance a construction management fee for Landlord’s oversight of the Tenant Alterations in an amount equal to five percent (5%) of the total cost of the Tenant Alterations.

4.Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

5.This Exhibit A shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the Extended Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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